Exhibit 2.1

Conversion Agreement

PLAN OF CONVERSION

FOR

BPZ ENERGY, INC.

THIS PLAN OF CONVERSION (the “Plan”) is entered into effective August 17, 2007 by BPZ Energy, Inc., a Colorado corporation (the “CO Corporation”), which is converting to a corporation under the laws of the state of Texas.

1.             The name of the converting entity is “BPZ Energy, Inc.”, a Colorado corporation.  The name of the converted entity is “BPZ Resources, Inc.”, a Texas corporation.  The CO Corporation hereby adopts this Plan in order to convert to BPZ Resources, Inc., a Texas corporation (the “TX Corporation”).

2.             By the conversion, the CO Corporation will be continuing its existence in the form of a Texas Corporation.

3.             Shares of the CO Corporation will be converted into shares of the TX Corporation as follows:

(a)           Each share in the CO Corporation will be exchanged for one share in the TX Corporation.

(b)           There will be no change in ownership or control as a result of the conversion.

(c)           Shares held in the CO Corporation will maintain all rights, preferences and privileges as a result of the conversion.

4.             The Certificate of Formation of the TX Corporation is attached as Exhibit “A” to this Plan.

5.             The address of the TX Corporation will not change from the current address of the CO Corporation, such address being 580 Westlake Park Boulevard, Suites 525, Houston, Texas 77079.

6.             The conversion will become effective upon the last to occur of (a) compliance by the TX Corporation with all the jurisdictional requirements for organizing and registering a Texas corporation and (b) the filing of the Certificate of Conversion with the Texas Secretary of State.

IN WITNESS WHEREOF, this Plan of Conversion has been duly executed by the CO Corporation as of the date first written above.

BPZ Energy, Inc., a Colorado Corporation

By:	/s/ Manuel Pablo Zúñiga-Pflücker
Name:	Manuel Pablo Zúñiga-Pflücker
Title:	President and Chief Executive Officer